Exhibit 99.2

Thank you, ___________, and welcome everyone to National Research Corporation’s 2020 second quarter earnings call. My name is Kevin Karas, the Company’s Chief Financial Officer.

Before continuing, I would like to review conditions related to any forward-looking statements that may be made as part of today’s call.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.

Before reviewing second quarter 2020 performance, on behalf of all NRC associates, I would like to extend a heartfelt thank you to our customers and front-line caregivers around the world who continue to work tirelessly to save lives and keep communities safe during the COVID-19 pandemic.

As we are all aware, this public health crisis continues to have an extended financial impact on many sectors of the economy, including healthcare. We have no unique perspective which would allow us to forecast the depth, duration or specific impact on our clients or NRC Health. Given this uncertainty, our only assumption is that the Company’s sales, revenue and margin expansion are unlikely to follow the growth trends of the past.

Regarding our Q2 performance, recurring contract value at the end of the second quarter 2020 ended at $142.8 million, representing an 11% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 28% of our client base at the end of the second quarter of 2020, up from 26% at the same time last year. Recurring contract value for our digital Voice of the Customer platform solutions increased to $106.9 million, compared to $82.0 million at the end of the second quarter of 2019.

In response to special circumstances among clients hard hit by COVID-19, we elected to provide uncompensated services which reduced revenue without a corresponding offset in expenses, therefore also reducing operating income. All of these impacted clients have resumed compensated services as planned to date and many extended contract terms in recognition of the support provided by NRC Health resulting, we believe, in a stronger long-term partnership.

Second quarter 2020 revenue was $31.2 million, a decrease of 0.8% over the second quarter 2019. Consolidated operating income for the second quarter 2020 was $9.3 million or 30% of revenue, compared to $10.1 million or 32% of revenue for the same period last year.

Total operating expenses of $21.9 million for the second quarter increased by 3% compared to second quarter 2019 total operating expenses of $21.3 million.

Direct expenses increased to $11.6 million for the second quarter 2020, compared to $11.5 million for the second quarter 2019. Direct expenses remained at 37% of revenue in the second quarter 2020 and 2019.

Direct expenses increased primarily due to an increase in fixed expenses partially offset by a decrease in variable expenses. Fixed expenses increased primarily due to higher salary and benefit costs and contracted services in the customer service and information technology areas offset by lower travel and meal costs due to restricted travel associated with COVID-19. Variable costs are lower due in a large part to the continued shift in our revenue mix from legacy solutions to Voice of the Customer platform revenue, as well decreased conference expenses due to rescheduling due to COVID-19. Variable direct expenses as a percentage of revenue decreased to 13% for the second quarter of 2020 compared to 17% in the second quarter of 2019.

Selling, general and administrative expenses increased to $8.9 million for the second quarter 2020, compared to $8.3 million for the same period in 2019, primarily due to higher salary and benefit costs, increased software and platform hosting expenses, and additional contracted services. Selling, general and administrative expenses were 28% of revenue for the second quarter 2020 compared to 26% of revenue for the second quarter 2019.

Depreciation and amortization expense was $1.4 million for both the second quarter of 2020 and 2019.

Other income and expense changed to $718,000 of other net expense in the second of quarter of 2020 compared to $664,000 of other net expense in the second quarter of 2019. This increase in other expense was primarily due to revaluation on intercompany transactions due to changes in the foreign exchange rate partially offset by decreased interest expense due to the declining balance on our term loan.

The Company had an income tax provision of $842,000 for the second quarter 2020 compared to $2.1 million in 2019. The effective tax rate was 10% for the second quarter 2020 compared to 22% for the same period in 2019 primarily due to increased tax benefits from the exercise and vesting of share-based compensation awards partially offset by higher state income taxes in the 2020 period since we are filing in more states.

Net income for the second quarter 2020 was $7.7 million, compared to $7.4 million in 2019.

This completes the prepared remarks. Operator, I will now ask you to open the call to questions.

Closing Statement

It goes without saying that COVID-19 is far from behind us and our thoughts and support are with those who are on the front lines battling this pandemic.

Thank you for your time today.

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